Exhibit 99.1

Cray Media: Nick Davis 206/701-2123 pr@cray.com	Investors: Paul Hiemstra 206/701-2044 ir@cray.com

CRAY INC. REPORTS THIRD QUARTER 2012 RESULTS

Company agrees to acquire Appro International

Seattle, WA – November 9, 2012 – Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced financial results for the third quarter ended September 30, 2012. Revenue for the quarter was $35.7 million compared to $36.7 million in the prior year period. The Company reported a net loss for the quarter of ($5.2 million) or ($0.14) diluted loss per share compared to a net loss of ($12.2 million) or ($0.35) per share in the third quarter of 2011.

Revenue for the nine-month period ended September 30, 2012 was $232.2 million compared with $144.5 million in the prior year period. Net income was $147.2 million or $3.92 diluted income per share for the first nine months of 2012 compared to a net loss of ($16.7 million) or ($0.48) per share in the prior year period. Excluding the $139.1 million pre-tax gain from a development program divestiture to Intel in the second quarter of 2012, operating income for the first nine months of 2012 was $12.8 million, compared to an operating loss of ($16.1 million) in the prior year period.

The first nine months of 2012 operating results included non-cash costs of $6.1 million for depreciation and amortization and $4.2 million related to stock compensation expense.

Total gross profit margin for the third quarter of 2012 was 48% compared to 44% for the third quarter of 2011. For the third quarter of 2012, product margin was 43% and service margin was 54%.

Operating expenses for the third quarter of 2012 were $25.3 million compared to $28.6 million in the prior year period. The third quarter of 2012 results also included non-cash costs of $2.0 million for depreciation and amortization and $1.8 million for stock compensation expense. Gross margins and operating expenses benefited from a partial reduction of the Company’s year-to-date incentive-based compensation accrual.

As of September 30, 2012, cash and investments totaled $283 million compared to $223 million as of June 30, 2012.

Separately today, the Company announced it signed a definitive agreement to acquire Appro International, Inc., a leading provider of cluster solutions in the high performance computing market, for approximately $25 million in cash, which assumes at least a $3.5 million net working capital balance at closing, with no debt. The transaction is expected to close relatively soon, possibly in the next few days or weeks, subject to customary closing conditions.

“We made good progress on our strategic roadmap in the third quarter, highlighted by several significant wins around the world for our new Cray XC30 supercomputer, previously called Cascade, which we launched yesterday,” said Peter Ungaro, president and CEO of Cray. “We are also very excited by the opportunities created with our planned acquisition of Appro. When taken together with our three growth initiatives which continue to make solid gains in the market, we are building a broad portfolio of offerings across the HPC and Big Data markets, providing us with multiple high growth opportunities.”

Ungaro added, “We recently achieved a major milestone by completing installation and beginning the acceptance process at both the University of Illinois for their Blue Waters supercomputer and at Oak Ridge National Laboratory for their Titan system — both are central to our 2012 outlook. While we still have a lot of work left to do in order to get these systems fully accepted, it is exciting to have installed two of the largest supercomputers on the planet. With continued progress we are positioned to deliver very strong results for the year.”

Outlook

A wide range of results remains possible for 2012. While many variables may impact our results, the most significant is the timing of the acceptances of the Blue Waters and Titan supercomputers, which together could represent roughly $180 million in product revenue. These are two of the largest systems we have ever built and both are on tight timelines due to previous delays of third-party components. Assuming acceptance of these systems occurs in 2012, as currently planned, we anticipate total revenue to be in the range of $450 million for the year.

For 2012, overall gross margins are anticipated to be in the 35% range and total operating expenses are expected to be about $120 million. Based on this outlook, we expect to be solidly profitable for 2012, independent of the $139 million pre-tax gain on the development program divestiture that occurred during the second quarter.

The impact of the planned acquisition of Appro is not included in our 2012 outlook as the transaction is not yet closed.

The Company’s 2012 effective income tax rate is currently projected to be about 5-8%, but is dependent on a number of variables.

For 2013, while it is very early in the annual budgeting cycle, based on the current outlook for 2012 and assuming successful completion of the Appro acquisition in 2012 as planned, we expect revenue to grow slightly as compared to 2012. Gross margins for 2013 are anticipated to be in the mid-30% range. Total operating expenses for 2013 are anticipated to increase significantly year-over-year due to increased investments in our storage and big data initiatives, completion of our DARPA program, annual compensation increases, as well as the Appro acquisition. The acquisition is expected to contribute at least $60 million in revenue and add about $15 million in operating expenses in 2013 (excluding potential purchase cost adjustments). Based on this outlook, we expect to be profitable for 2013.

The Company’s 2013 effective income tax rate is currently projected to be about 40% but is dependent on a number of variables. Due to the Company’s substantial net operating loss carryforwards, the quarterly and annual income tax provision is expected to be largely non-cash.

Actual results for any future period are subject to large fluctuations given the nature of Cray’s business.

Recent Highlights

•	Today, November 9, Cray announced plans to acquire Appro International.

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In November, Cray formally launched its next generation high-end system, the Cray XC30 supercomputer, previously code-named “Cascade”. Cray has signed more than $100 million in contracts for this new system to be installed at sites around the world.

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In November, YarcData, Cray’s subsidiary in Big Data graph analytics, announced two new contracts for uRiKA graph appliances. Oak Ridge will use a uRiKA graph appliance in a healthcare fraud detection program, and Pittsburgh Supercomputing Center recently deployed a uRiKA system called “Sherlock” to be used in a wide range of scientific research projects, including gene biology, social network analysis and cybersecurity. During the third quarter, YarcData launched the uRiKA Fall 2012 Release, adding substantial new standards-based capabilities that reduce uRiKA’s “time-to-production” with new features that enhance uRiKA’s ease-of-use and ability to manage the graph analytics appliance within the enterprise.

•	In November, Cray announced that the Cray XE6 and Cray XE6m supercomputers are now available with the new AMD Opteron 6300 Series processor, using AMD’s next-generation “Piledriver” core.

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In October, Cray launched a new series of production hybrid supercomputers – the Cray XK7 system – in conjunction with the debut of the Cray XK7 supercomputer nicknamed “Titan” located at Oak Ridge. Titan is capable of more than 20 petaflops and is the world’s most powerful supercomputer for open science.

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In October, through an agreement with SystemFabricWorks, Cray expanded its storage and data management team with the addition of key individuals from SystemFabricWorks, a recognized leader in storage interconnect solutions and software. As part of the Blue Waters supercomputer, Cray recently installed a 36-cabinet, 25 petabyte Sonexion storage system which is expected to deliver more than one terabyte-per-second of I/O bandwidth performance to more than 25,000 compute nodes.

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In October, Cray announced that Indiana University plans to replace its largest supercomputer system with a next generation Cray XK supercomputer. Once installed, the system named Big Red II is expected to be the fastest university-owned supercomputer in the U.S.

•	In September, Cray was awarded a contract to provide the Swiss National Supercomputing Centre with a 750 teraflop Cray XC30 supercomputer and a next-generation Cray Sonexion storage system.

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In August, Cray was awarded a contract to install a Cray XE6m at the University of Miami which will be used to study hydrocarbon research in the Gulf of Mexico in the wake of the Deepwater Horizon incident and Hurricane Isaac.

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In August, Cray announced it would add NVIDIA Kepler GPUs to its new Cray XC30 supercomputer. This future functionality comes in addition to Cray’s previously disclosed future support of Intel’s Xeon Phi coprocessor.

Conference Call Information

Cray will host a conference call today, Friday, Nov. 9, 2012 at 5:00 a.m. PST (8:00 a.m. EST) to discuss its third quarter 2012 financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1- 855-894-4205 and provide the conference ID #65020258. To listen to the audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.

If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. For those without Internet access, a replay of the conference call will also be available by dialing (855) 859-2056, and entering the conference ID #65020258. The conference call replay will be available for 72 hours, beginning at 8:00 a.m. PST (11:00 a.m. EST) on Friday, Nov. 9, 2012.

About Cray Inc.

As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected future operating results, Cray’s planned customer acceptances, the expected timing and consummation of the acquisition of Appro, the expected benefits of the potential acquisition of Appro and Cray’s product delivery and product development plans. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that customer acceptances, particularly the planned customer acceptances that would represent approximately $180 million in product revenue, are not received in 2012 as expected or at all, the risk that the acquisition of Appro is not consummated when expected, or at all, the risk that Cray is not able to realize the expected benefits of the acquisition of Appro, the risk that the systems ordered by customers are not delivered when expected or do not perform as expected once delivered, the risk that Cray is not able to successfully complete its planned product development efforts, including those related to its Cray XC30 supercomputer, within the planned timeframes or at all, the risk that Cray’s growth initiatives are not successful, the risk that Cray is not able to achieve anticipated gross margin or expense levels, and such other risks as identified in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2012, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company’s expectations.

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Cray is a registered trademark of Cray Inc. in the United States and other countries and Cray XC30, Cascade, uRiKA, Cray XE6, Cray XE6m, Cray XK7, Sonexion and Cray XK are trademarks of Cray Inc. Other product and service names mentioned herein are the trademarks of their respective owners.

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
REVENUE:
Product	$18,313	$15,988	$182,806	$80,338
Service	17,426	20,717	49,423	64,154

Total revenue	35,739	36,705	232,229	144,492

COST OF REVENUE:
Cost of product revenue	10,474	11,151	107,545	54,106
Cost of service revenue	7,933	9,270	27,701	31,148

Total cost of revenue	18,407	20,421	135,246	85,254

Gross profit	17,332	16,284	96,983	59,238

OPERATING EXPENSES:
Research and development, net	15,483	17,949	46,126	42,869
Sales and marketing	6,495	6,233	24,601	18,962
General and administrative	3,324	3,693	13,425	11,607
Restructuring	0	687	0	1,863

Total operating expenses	25,302	28,562	84,152	75,301
Net gain on sale of interconnect hardware development program	0	0	139,068	0

Income (Loss) from operations	(7,970)	(12,278)	151,899	(16,063)
Other income (expense), net	108	13	573	(337)
Interest income, net	108	20	144	60

Income (Loss) before income taxes	(7,754)	(12,245)	152,616	(16,340)
Income tax (expense) benefit	2,603	13	(5,381)	(335)

Net Income (Loss)	$(5,151)	$(12,232)	$147,235	$(16,675)

Basic net income (loss) per common share	$(0.14)	$(0.35)	$4.06	$(0.48)

Diluted net income (loss) per common share	$(0.14)	$(0.35)	$3.92	$(0.48)

Basic weighted average shares	36,999	35,279	36,300	35,035
Diluted weighted average shares	36,999	35,279	37,516	35,035

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands)

	September 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$228,251	$50,411
Restricted cash	3,500	3,776
Short-term investments	30,697	—
Accounts and other receivables, net	22,120	72,381
Inventory	169,246	97,881
Prepaid expenses and other current assets	13,041	12,932

Total current assets	466,855	237,381
Long-term investments	20,087	—
Property and equipment, net	20,602	16,462
Service inventory, net	1,411	1,611
Deferred tax assets	13,083	13,352
Other non-current assets	12,694	14,293

TOTAL ASSETS	$534,732	$283,099

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$61,131	$38,328
Accrued payroll and related expenses	13,497	11,270
Other accrued liabilities	4,170	5,414
Deferred revenue	99,655	44,636

Total current liabilities	178,453	99,648
Long-term deferred revenue	29,431	14,184
Other non-current liabilities	2,607	2,453

TOTAL LIABILITIES	210,491	116,285
Shareholders’ equity:
Preferred stock	—	—
Common stock and additional paid-in capital	575,216	564,148
Accumulated other comprehensive income	5,604	6,480
Accumulated deficit	(256,579)	(403,814)

TOTAL SHAREHOLDERS’ EQUITY	324,241	166,814

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$534,732	$283,099